SECURITIES PURCHASE AGREEMENT BY AND BETWEEN SIMPSON STRONG-TIE EUROPE SIMPSON MANUFACTURING CO., INC on the one hand AND THE SELLERS IDENTIFIED HEREIN on the other hand, WITH RESPECT TO FIXCO INVEST Dated: January 26, 2022 DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558 Exhibit 2.1

TABLE OF CONTENTS ARTICLE I INTERPRETATION............................................................................................................. 3 1.1 Certain Definitions. ............................................................................................................. 3 1.2 Principles of Interpretation. ................................................................................................ 9 1.3 Nature of the Sellers' Obligations. .................................................................................... 10 ARTICLE II PURCHASE AND SALE ..................................................................................................10 2.1 Agreement to Purchase and to Sell. ................................................................................... 10 2.2 Purchase Price. ................................................................................................................... 10 2.3 RESERVED ........................................................................................................................ 11 2.4 Allocation of the Purchase Price amongst the Sellers ........................................................ 11 2.5 Existing Debt ...................................................................................................................... 11 2.6 Preliminary Information ..................................................................................................... 11 2.7 Closing. ............................................................................................................................... 12 2.8 Breach of Closing Obligations. ........................................................................................... 14 ARTICLE III PARENT GUARANTEE .................................................................................................15 ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS .........................16 4.1 General Representations by each Seller Individually. ........................................................ 16 4.2 Additional Representations by the Sellers on a Several Basis ............................................ 17 ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE GUARANTOR ...........................................................................................................17 5.1 Organization and Due Authorization of the Purchaser. ...................................................... 17 5.2 Governmental Authorizations, Etc. ................................................................................... 18 5.3 Financing. ........................................................................................................................... 18 5.4 Acknowledgements. ............................................................................................................ 19 5.5 Representations and warranties of the Guarantor. ............................................................. 20 ARTICLE VI LOCKED-BOX ARRANGEMENTS ............................................................................21 6.1 Locked-Box Undertakings. ................................................................................................. 21 6.2 Consequences of Breach. .................................................................................................... 22 ARTICLE VII PRE-CLOSING COVENANTS ....................................................................................23 7.1 Ordinary Course of Business. ............................................................................................. 23 7.2 Access and Information. . ................................................................................................... 25 7.3 Public Announcements and Confidentiality. ...................................................................... 25 7.4 Termination of the Company Shareholders' Agreement ..................................................... 26 7.5 Permitted Transfers ............................................................................................................. 26 7.6 Cooperation. ....................................................................................................................... 27 ARTICLE VIII REPAYMENT AND INDEMNIFICATION OBLIGATIONS ...............................28 8.1 Indemnification Obligations of the Sellers. ........................................................................ 28 8.2 Indemnification Obligations of the Purchaser and the Guarantor....................................... 28 8.3 Limitations on Liability. ..................................................................................................... 28 DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

ARTICLE IX TERMINATION ...............................................................................................................29 9.1 Termination. ....................................................................................................................... 29 9.2 Effect of Termination. ........................................................................................................ 29 ARTICLE X MISCELLANEOUS ..........................................................................................................30 10.1 Sellers' Agent. ..................................................................................................................... 30 10.2 Non-Compete. ..................................................................................................................... 31 10.3 Non-Solicitation.. ................................................................................................................ 31 10.4 Further Actions. . ................................................................................................................ 31 10.5 Records. .............................................................................................................................. 31 10.6 Brokers and Finders. ........................................................................................................... 31 10.7 Costs and Expenses. ........................................................................................................... 32 10.8 Unforeseeability. ................................................................................................................. 32 10.9 Specific Performance. ......................................................................................................... 32 10.10 Express Waivers. ................................................................................................................ 32 10.11 Notices. ............................................................................................................................... 32 10.12 Professional Advice. ........................................................................................................... 33 10.13 Entire Agreement. .............................................................................................................. 33 10.14 No Third Party Rights; Assignment. . ................................................................................. 34 10.15 Severability. ........................................................................................................................ 34 10.16 Waivers and Amendments. . ............................................................................................... 34 10.17 Transfer Taxes.. .................................................................................................................. 34 10.18 Governing Law and Submission to Jurisdiction. . .............................................................. 34 10.19 Electronic Signature. .......................................................................................................... 34 Annexes: Annex 1: Additional Sellers Annex (A) Allocation of the Company Securities Annex (B) Disclosed Information Annex 2.7(c)(i)(F): Persons resigning at Closing and template of resignation letter Annex 2.7(c)(ii)(A): Purchaser's Release Annex 4.2: Structure Chart Annex 6.1: Permitted Leakage Annex 7.1: Exceptions to the Ordinary Course Annex 7.5: Instrument of Adherence Annex 10.11: Notices DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

SECURITIES PURCHASE AGREEMENT THIS SECURITIES PURCHASE AGREEMENT, dated January 26, 2022 (as the same may be amended, supplemented or otherwise modified from time to time in accordance with its terms, this "Agreement"), is by and between: 1. SIMPSON STRONG-TIE EUROPE, a société à responsabilité limitée à associé unique organized under the laws of France having its registered office at Lieudit Le Moulin des Ardillers – 85400 Sainte-Gemme-La-Plaine and registered with the Companies Registry of La Roche-sur-Yon under number 410 906 671 (the "Purchaser"); 2. SIMPSON MANUFACTURING CO., INC, a corporation organized under the laws of Delaware, having its registered office at 5956 W. Las Positas Blvd., Pleasanton, CA 94588 USA (the "Guarantor"); ON THE ONE HAND AND EACH OF: 3. FASTCO INVESTMENT, a société à responsabilité limitée organized under the laws of Luxembourg, having its registered office at 60, avenue J.F. Kennedy, L1855 Luxembourg, Grand Duchy of Luxembourg, and registered with the Companies Registry of Luxembourg under number B227520 ("Fastco"); 4. FASTCO FINANCING, a société à responsabilité limitée organized under the laws of Luxembourg, having its registered office at 60, avenue J.F. Kennedy, L1855 Luxembourg, Grand Duchy of Luxembourg, and registered with the Companies Registry of Luxembourg under number B227382 ("Fastco Fin" and together with Fastco, "ICG Entities"); 5. LRLUX, a société anonyme organized under the laws of Luxembourg, having its registered office at 16, rue des Capucins, L1313 Luxembourg, Grand Duchy of Luxembourg, and registered with the Companies Registry of Luxembourg under number B160219 (“LR LUX"); 6. Each Person owning any Company Securities (as defined below) or having any option or any other contractual right to any Company share, bond, securities or any other right in the share capital of the Company, all such Persons being identified in Annex 1 (the "Additional Sellers" and together with the ICG Entities, LR LUX and any persons who validly adhere to this Agreement pursuant to Article 7.5, the "Sellers"); and 7. LR ADVISORY, a société par actions simplifiée, organized under the laws of France, having its registered office at 54, avenue Raymond Poincaré, 75116 Paris, France and registered with the Registry of Commerce and Companies of Paris under the number 842 352 908 ("LR Advisory"), solely for purposes of Articles 7.1, 7.2 and 7.6 hereof; ON THE OTHER HAND The Purchaser and the Sellers are hereinafter referred to collectively as the "Parties" and, individually, a "Party"; IN THE PRESENCE OF: 8. Fixco Invest, a société par actions simplifiée organized under the laws of France, having its registered office at 66, route de Sartrouville, le Parc des Erables Bat. 1, 78230 Le Pecq, France, and registered with the Registry of Commerce and Companies of Versailles under the number 841 250 608, which is entering into this Agreement for the purposes of acknowledging and undertaking its obligations under Article 2.8(b)(iii) of this Agreement (the "Company"). DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 2 - RECITALS: WHEREAS: (A) On the date of this Agreement, the Company: (i) has issued 35,693,520 ordinary shares, each having a nominal value of €0.50 (the "Ordinary Shares"); (ii) has issued 92,383,844 series A preference shares, each having a nominal value of €0.50 (the "Series A Preference Shares"); (iii) has issued 1,281,922 series B preference shares, each having a nominal value of €0.50 (the "Series B Preference Shares"); (iv) has issued 776,004 series C preference shares, each having a nominal value of €0.50 (the "Series C Preference Shares" and, together with the Ordinary Shares, the Series A Preference Shares and the Series B Preference Shares, collectively, the "Shares"); and (vi) has issued 80,000,000 bonds (obligations simples) on September 20, 2018, each having a nominal value of €1 (the "Company Bonds" and, together with the Shares, collectively, the "Company Securities" or "Transferred Securities"), which, as at the date hereof, are held by the Sellers, in accordance with the allocation set forth as Annex (A). (B) As part of the proposed acquisition of the Transferred Securities, the Purchaser and its advisors have had access to and have been able to review the Disclosed Information. During the due diligence process and the negotiation of this Agreement, information was provided to the Purchaser in response to queries raised. (C) Upon the terms and subject to the conditions set forth herein, the Purchaser wishes to purchase the Transferred Securities from the Sellers (as this term is defined below), and the Sellers wish to sell the Transferred Securities (as this term is defined below) to the Purchaser (in each case as to the Transferred Securities that each Seller will own immediately prior to Closing) (the "Transaction"). (D) The social and economic committee (comité social et écononomique) of Ateliers LR Etanco has been duly informed and consulted in respect of the Transaction in accordance with the applicable laws and regulations and an opinion (avis) has been rendered on January 12, 2022. (E) The employees of the Company have individually waived their right to make a takeover offer according to Article L. 23-10-1 of the French Commercial Code (Code de Commerce). NOW, THEREFORE, the Parties do hereby agree as follows: DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 3 - ARTICLE I INTERPRETATION 1.1 Certain Definitions. In addition to such terms as are defined elsewhere in this Agreement, wherever used in this Agreement (including the Recitals): “Accounting Principles” shall mean with respect to the consolidated financial statements of the Company, French GAAP (i.e. the generally accepted accounting principles in France), as existing as at 30 September 2021; "Additional Sellers" has the meaning ascribed to it in the Preamble; "Affiliate" when used with reference to a specified Person, shall mean any Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the specified Person; for such purposes, the term "control" (including the terms "controlling", "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, provided that the term "Affiliates" of the ICG Entities shall not include ICG Portfolio Companies; "Agreement" has the meaning ascribed to it in the Preamble; "Allocable Fraction" when used with respect to a Seller, shall mean: (a) in relation to any claim made by the Purchaser that such Seller has breached any of its representations or warranties set forth in Article 4.1 or any undertaking or covenant set forth in this Agreement (including, for the avoidance of doubt, the event of a breach of Article 6.1 attributable to such Seller or any of its Restricted Payees), 100%; (b) in relation to any claim made by the Purchaser that such Seller has breached any of its representations or warranties set forth in Article 4.2 or the warranties and undertakings set forth in Article 6.1 (to the extent Article 6.2(a)(iii) is applicable - Leakage which cannot be attributed to a given Seller), the fraction having for numerator, the Portion of such Seller, and for denominator, the Purchase Price; and (c) in relation to Sellers’ Expenses, unless otherwise indicated in the Pre-Closing Certificate, the fraction having for numerator, the Portion of such Seller, and for denominator, the Purchase Price. "Base Purchase Price" means four hundred fifty-five million two hundred thousand euros (€455,200,000). The Parties acknowledge that the Base Purchase Price was determined on the basis of (i) an agreed-upon enterprise value of the Company of seven hundred twenty-five million euros (€725,000,000), less (ii) the Company’s net debt amount two hundred sixty-seven million three hundred thousand euros (€267,300,000) as of the Locked Box Date (taking into account inter alia the principal and interest amount of the Existing Debt and of the Company Bonds Amount as at the Locked Box Date) all as set forth in the financial due diligence report prepared by Eight Advisory dated 30 November 2021 (the “8Advisory Report”), less (iii) an additional agreed-upon amount of ten million two hundred thousand euros (€10,200,000), plus (iv) an adjustment amount of seven million seven hundred thousand euros (€7,700,000) as regards free cashflow projected to be generated by the Company between the Locked Box Date and 31 March 2022 (after deduction of estimated amounts of cash required for the Company to meet its working capital needs, capex, CIT payments and interest payments under the Existing Debt and Company Bonds over that period, all as set forth in the 8Advisory Report). For the avoidance of doubt, the Base Purchase Price shall be final and binding among the Parties irrespective of any error in the 8Advisory Report or whether projections or estimates described therein prove to be inaccurate; DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 4 - "Business Day" shall mean a day, other than a Saturday or Sunday, on which commercial banking institutions are open for ordinary banking business in Paris, France, Luxembourg, Grand Duchy of Luxembourg and the United States of America; "Closing" has the meaning ascribed to it in Article 2.7(a); "Closing Date" has the meaning ascribed to it in Article 2.7(a); "Closing Payments" has the meaning ascribed to it in Article 2.7(b); "Company" has the meaning ascribed to it in the head of this Agreement; "Company Bonds" has the meaning ascribed to it in Paragraph (A) of the Recitals; "Company Bonds Amount" shall mean € 116,373,694, representing the aggregate nominal amount of the Company Bonds and all interest accrued thereon (and amounts payable upon redemption thereof) as at April 1st, 2022; "Company Securities" has the meaning ascribed to it in Paragraph (A) of the Recitals; "Company Shareholders' Agreement" shall mean each of the shareholders' agreement (pacte entre les titulaires de titres émis par Fixco Invest) of the Company dated September 20, 2018 (as amended from time to time in accordance with its terms) and the simplified shareholders' agreement (pacte simplifié entre les titulaires de titres émis par Fixco Invest) of the Company dated November 28, 2018 (as amended from time to time in accordance with its terms); "Confidential Information" has the meaning ascribed to it in Article 7.3(a); "Contract" shall mean any written contract, agreement, obligation, promise, commitment or other undertaking; "COVID-19 Event" has the meaning ascribed to it in Article 5.4(b); "Debt Certificate" has the meaning ascribed to it in Article 2.6(b); "Debt Commitment Letter" shall mean the debt commitment letter issued by Wells Fargo Bank, N.A. and MUFG Union Bank, N.A. delivered on or about the Put Option Date to the Guarantor in connection with the Transaction; "Debt Financing Commitments" has the meaning ascribed to it in Article 5.3(b); "Debt Financing Sources" shall mean the Persons, including the lenders, financial institutions, institutional investors and other financing sources that have committed to provide or arrange any debt financing or alternative debt financing in connection with the transactions contemplated hereby, including the parties named in the Debt Commitment Letter and any joinder agreements, note purchase agreements, indentures or credit agreements entered into pursuant thereto or relating thereto; "Deducted Sellers' Expenses" has the meaning ascribed to it in Article 2.7(b)(i); "Disclosed" shall mean disclosed with sufficient detail to enable a reasonably diligent buyer to understand the nature and scope of the fact, matter, event or circumstance disclosed; "Disclosed Information" shall mean the documents of a financial, accounting, Tax, legal, environmental, real estate and operational nature concerning the Group Companies made available to the DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 5 - Purchaser and its advisers up to and including 21 December 2021 at 23:59 pm, (i) in the Reports, (ii) any Q&A exercise and (iii) in the Intralinks electronic data room entitled “Project LRE”, an index of which is set forth in Annex (B) hereto and a copy of which has been recorded on two (2) CD-Roms of which one (1) copy has been provided to the Purchaser and one (1) copy has been provided to the Sellers’ Agent, on the date of this Agreement; "Donations" has the meaning ascribed to it in Article 7.5(a); "Donees" has the meaning ascribed to it in Article 7.5(a); "Donors" has the meaning ascribed to it in Article 7.5(a); "Encumbrance" shall mean any pledge of real or personal property (nantissement or gage), mortgage (hypothèque), lien (privilège), right of retention (droit de rétention), charge (charge), ownership right (démembrement), or other security (sûreté), option or other third party right (excluding: (x) any restrictions or limitations on transfer of any securities set forth in the Relevant Articles of Association, and (y) any pledge, lien, right, charge or other security created or granted by the Purchaser or any of its Affiliates); "Entity" shall mean any company (société), partnership (limited or general), joint venture, trust, association, economic interest group (groupement d'intérêt économique) or other organization, enterprise or entity, whether or not having a separate legal personality (personnalité morale); "Existing Debt" shall mean all amounts (in principal, interest, prepayment premiums, penalties, commissions, breakage costs and any other sums, including in connection with mandatory prepayment) due by the Company as at the Closing Date pursuant to the Existing Financings; "Existing Encumbrances" shall mean the Encumbrances pursuant to the Existing Financings; "Existing Financings" shall mean: (i) the facilities available under the senior facilities agreement entered into on July 22, 2021 between Echezeaux Groupe and Plastiform, each in its capacity as borrower, on the one hand, and BNP Paribas, Crédit Industriel et Commercial, Crédit Lyonnais, Société Générale, each in its capacity as Mandated Lead Arranger and Coordinator, Crédit Industriel et Commercial, in its capacity as Agent and Security Agent, and the banks identified therein, as senior lenders, on the other hand (the "Principal Facility"); and (ii) the facilities available under (i) the loan agreement no. 00002204558 entered into on November 23, 2016 between Cleas Protection, as borrower, and Crédit Agricole Centre-Est, as lender, (ii) the loan agreement dated April 30, 2016 entered into between Cleas Protection, as borrower, and Bpifrance, as lender, (iii) the loan agreement dated October 31, 2018 entered into between Cleas Protection, as borrower, and Bpifrance, as lender, (iv) the loan agreement no. 4859981 dated November 19, 2021 entered into between Cleas Protection, as borrower, and Crédit Agricole Centre- Est, as lender, and (v) the loan agreement (prêt équipement standard) no. 05832997 dated December 28, 2018 entered into between Cleas Protection, as borrower, and Banque Populaire Auvergne Rhône Alpes, as lender (together, the "Cleas Facilities"); "Governmental Authority" shall mean any international, European, national, state, regional, departmental, municipal or local body with executive, legislative, judicial, regulatory, or administrative authority including any ministry, department, agency, commission, office, organization or other subdivision thereof and any Person having received delegated authority from any of the above, as well as any judicial court or tribunal of competent jurisdiction; DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 6 - "Governmental Authorization" shall mean any approval, consent, permit, ruling, waiver, exemption or other authorization (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) issued, granted, given or otherwise made available by or under the authority of any Governmental Authority (including, for the avoidance of doubt, Governmental Authorities in connection with any antitrust Laws); "Group Companies" shall mean, collectively, the Company and its Subsidiaries and “Group Company” shall mean any of them; "Guarantor" has the meaning ascribed to it in the Preamble; "ICG Entities" has the meaning ascribed to it in the Preamble; "ICG Portfolio Company" shall mean any portfolio company of any private equity fund or similar investment vehicle managed or advised by Intermediate Capital Group plc or any of its Affiliates engaged in the business of managing or advising private equity funds; "Individual Net Purchase Price" when used with respect to a Seller, shall mean an amount equal to (i) the Portion of such Seller, (ii) minus its Allocable Fraction of the Deducted Sellers' Expenses (including any VAT applicable to such Seller), which may be deducted from its Portion in accordance with Article 2.7(b); "Insolvency Proceeding" shall mean (i) in the case of an Entity, any safeguard, bankruptcy or insolvency Proceeding or any Proceeding for the prevention or resolution of business difficulties under applicable Laws, and (ii) in the case of a natural person, any personal bankruptcy or similar Proceeding applicable to individuals under applicable Laws; "Judgment" shall mean any award, decision, injunction, judgment, order or ruling entered, issued, made or rendered by any court, administrative agency or other Governmental Authority or by any arbitrator; “Key Individuals” means Ronan Lebraut (Etanco), Claudio Peleson (Friulsider), Jerzy Gorczynski (Etanco Pologne), Koen Van Gulck (Etanco Benelux), Andreas Bertram (Systea) and Andreas Reinhardt (Systea); "Law" shall mean any treaty, convention, directive, law, ordinance, decree (décret), regulation (règlement), instruction, order (arrêté), rule (circulaire), or code of any Governmental Authority (including any judicial or administrative interpretation thereof) in each case in force and binding upon the relevant Person; "Leakage" shall mean any matters listed in Article 6.1 which occurs during the Locked- Box Period (other than Permitted Leakage); "Locked-Box Date" shall mean September 30, 2021; "Locked-Box Period" shall mean the period from (but excluding) the Locked-Box Date until (and including) the Closing Date (but immediately prior to Closing); "Loss" shall mean any damages (dommages) or losses (pertes) legally qualifying as préjudice prévisible, certain et direct under French Law (but excluding any damages or losses which are contingent, potential, unforeseen, consequential or punitive, any loss of future revenues, income or profits (manque à gagner), and any loss of opportunity (perte d’une chance)); DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 7 - "Organizational Documents" shall mean when used with respect to (x) any company (société) or other incorporated Entity, the memorandum and articles of association (statuts), charter or similar constitutive document of such company (société) or other incorporated Entity, as filed with the relevant commercial registry, company registrar or other Governmental Authority, as the same may be amended, supplemented or otherwise modified from time to time, and (y) any partnership or other unincorporated Entity, its certificate of formation, partnership agreement, governing agreement (contrat constitutif) and/or similar constitutive document, as the same may be amended, supplemented or otherwise modified from time to time; "Parties" has the meaning ascribed to it in the Preamble; "Payoff Letter" shall mean the payoff letter with respect to the Principal Facility in a customary form for the French midcap market loan financing which shall (a) indicate the amount of the Principal Facility (the "Principal Facility Amount"), (b) provide upon receipt of such amount on the Closing Date, all indebtedness and obligations of the Company under the Principal Facility will have been satisfied in full, (c) provide that all lenders commitments with respect thereto will have been terminated on the Closing Date upon the payment of the Principal Facility Amount and cancellation of any outstanding commitment, (d) provide that all documents, agreements and instruments related to the Principal Facility will have been terminated and be of no further force and effect upon the payment of the Principal Facility Amount and cancellation of any outstanding commitment and (e) provide that all Existing Encumbrances related to the Principal Facility shall be released and terminated on the Closing Date upon the payment of the Principal Facility Amount and cancellation of any outstanding commitment; "Permitted Beneficiary" has the meaning ascribed to it in Article 7.5(b); "Permitted Leakage" has the meaning ascribed to it in Article 6.1(a); "Permitted Transfer" has the meaning ascribed to it in Article 7.5(b); "Person" shall mean a natural person, Entity, or Governmental Authority; "Portion", when used with respect to a Seller, shall mean the portion of the Purchase Price allocated to the Transferred Securities owned by such Seller in accordance with Article 2.3; "Pre-Closing Certificate" has the meaning ascribed to it in Article 2.6(a); "Proceeding" shall mean any litigation, arbitration, dispute, investigation, audit or other legal proceeding commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator; "Projections" has the meaning ascribed to it in Article 5.4(d); "Purchase Price" has the meaning ascribed to it in Article 2.2; "Purchaser" has the meaning ascribed to it in the Preamble; "Purchaser's Release" has the meaning ascribed to it in Article 2.7(c)(ii)(A); "Put Option Agreement" means the put option agreement entered into on the Put Option Date between the Purchaser as “Purchaser” and the ICG Entities and LR Lux as “Beneficiaries” relating to the Transaction; "Put Option Date" shall mean December 22, 2021; DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 8 - "Relevant Articles of Association" when used with reference to a specified Entity, shall mean the Organizational Documents of such Entity; "Reports" means, collectively, (i) the legal due diligence report prepared by KPMG Avocats dated 25 November 2021, (ii) the Tax due diligence report prepared by Arsene Taxand dated 30 November 2021, (iii) the social due diligence report prepared by Eight Advisory dated 24 November 2021 for France and 30 November 2021 for Italy, (iv) the financial due diligence report prepared by Eight Advisory dated 30 November 2021, (v) the environmental due diligence reports prepared by AECOM for the sites of Friulsider (Italy) dated 9 November 2021, Le Pecq (France) dated 10 November 2021; Magnac- Bourg (France) Aubergenville (France) and Saint Germain les Belles (France) dated November 12 2021; Orgeval (France) and Orneta (Italy) dated 18 November 2021; and 24 November 2021 for the overview report and (vi) a redacted version of the strategic due diligence report prepared by LEK dated 1st November 2021; "Restricted Payee" shall mean (i) in relation to any Seller which is an Entity, the Seller and its Affiliates and their respective directors, officers and equity holders, and (ii) in relation to any Seller which is a natural person, the Seller and his or her Affiliates and his or her spouse, civil partner, ascendant or descendant and the trustees of a trust of which that person, his or her spouse, civil partner and/or any of his or her ascendants or descendants are beneficiaries; for the avoidance of doubt, "Restricted Payees" shall not include the Group Companies; "Security holding Table" shall mean the Company security holding table set forth in Annex (A) (as such Annex shall be updated by the Sellers' Agent to reflect any transfers of Company Securities between the Put Option Date and the Closing Date as a result of any transfers permitted under Article 7.5, occurring no later than prior to the delivery of the Pre-Closing Certificate); it being specified that the Sellers' Agent may notify the Purchaser of any further amendment to the security holding table mentioned above after delivery of the Pre-Closing Certificate but only for transfers by reason of death; "Sellers' Agent" has the meaning ascribed to it in Article 10.1(a); "Sellers' Expenses" shall mean the fees and expenses (including VAT, to the extent applicable) incurred on behalf of the Sellers in connection with the Transaction, as set out in the Pre-Closing Certificate; "Sellers' Representatives" has the meaning ascribed to it in Article 5.4(c); "Shares" has the meaning ascribed to it in Paragraph (B) of the Recitals; "Subsidiaries" when used with reference to a specified Person, shall mean any Entity controlled (within the meaning described in the definition of "Affiliates") by such Person; "Tax" shall mean: (i) all forms of Taxation, duties, customs, property, registration, imposts, withholding, deduction, levies, value added Tax (“VAT”) and contributions, of whatever nature, whether direct or indirect, and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference), whenever and wherever imposed, including all social security charges, social and insurance contributions and employment and payroll Taxes, and any associated interest, penalty, surcharge or fine, imposed by any Governmental Authority; (ii) any liability for any amount of the types described in clause (i) as a result of being a member of a Tax consolidated group or similar arrangement and (iii) any liability for the payment of any amount of the types described in (i) or (ii) above as a result of being a transferee or successor to any person or as a result of any obligation to indemnify any other person. “Tax”, “Taxation” and “Taxable” shall have meanings correlative to the foregoing; "Tax Benefit", with respect to any Leakage, shall mean the aggregate of: DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 9 - (a) the amount equal to any Tax saving or benefit (other than VAT), including any effective Tax reduction, Tax credit or Tax deduction and any future Tax benefit, such as any creation or increase of carried back or forward Tax losses for any Group Company or for any Tax consolidated group or fiscal unity to which any Group Company belongs, provided that it will result in an effective cash saving in the Taxable year of the relevant Group Company and Tax consolidated group or fiscal unity in which Closing occurs or in the one (1) following Taxable year of such Group Company; and (b) the amount of VAT which may effectively be recovered or can be offset by any Group Company in connection therewith; "Transaction" has the meaning ascribed to it in Paragraph (C) of the Recitals; "Working Hours" shall mean 9.00 a.m. to 6.00 p.m. on a Business Day. 1.2 Principles of Interpretation. In this Agreement: (a) All references herein to Articles, Schedules and Annexes shall be deemed references to articles and articles of, and schedules and annexes to this Agreement unless the context shall otherwise require. The descriptive headings to Articles, Schedules and Annexes are inserted for convenience only, and shall have no legal effect. (b) The Annexes and Schedules to this Agreement shall be deemed to be a part of this Agreement, and references to "this Agreement" shall be deemed to include the same. (c) The dispositions of articles 640 to 642 of the French code of civil procedure shall be applied to calculate the period of time within which or following which any act is to be done or step taken, provided that for purposes of this Agreement, the references in article 642 to "un jour férié ou chômé" and "premier jour ouvrable" shall be interpreted by reference to the definition of "Business Day" appearing herein. (d) The following rules of interpretation shall apply unless the context shall require otherwise: (i) Definitions used in this Agreement shall apply equally to both the singular and plural forms of the terms defined as well as to any gender. (ii) Whenever used in this Agreement, the words "hereof", "herein" and similar words shall be construed as references to this Agreement as a whole and not just to the particular Article or paragraph in which the reference appears; and (iii) A reference to a specific time of day shall be to local time in Paris, France. (iv) A reference to any party to this Agreement or any other agreement or document includes such party's successors (including through a merger, a spin-off or a global transfer of assets and liabilities (transfert universel de patrimoine)) and permitted assigns. (v) A reference to any agreement or document is to that agreement or document as amended, novated, supplemented, varied or replaced from time to time, except to the extent prohibited by this Agreement. (vi) A reference to any legislation or to any provision of any legislation includes any modification or re-enactment of such legislation, any legislative provision substituted for such legislation, and all regulations and statutory instruments issued under such legislation. DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 10 - (vii) Each Party hereby expressly and irrevocably waives the provisions of articles 1190 and 1602 of the French Civil Code (Code Civil). (viii) Unless specifically provided for in this Agreement, there shall be no requirement for a prior notice (mise en demeure préalable) for one Party to claim any right or implement any remedy, including termination of this Agreement, provided for hereunder and the Parties expressly waive the requirement for such a prior notice. (ix) An obligation to use commercially reasonable, reasonable or best efforts or endeavors (or any similar obligation) shall be construed as an "obligation de moyens". (x) When a French term is translated into English, such translation is for information purposes only and the French term shall prevail. (xi) Unless the context otherwise requires, any reference to a statutory provision shall include such provision as it exists and is construed as of the Put Option Date. 1.3 Nature of the Sellers' Obligations. The representations, warranties, covenants, agreements and other undertakings of the Sellers set forth in this Agreement, including the obligations of the Sellers set forth in Article VIII (Repayment and Indemnification Obligations) are all given or made by the Sellers severally but not jointly (conjointement mais non solidairement) for all purposes of this Agreement. Notwithstanding any other provisions set forth in this Agreement, no Seller shall have any liability for any breach by another Seller of its obligations, representations or covenants under this Agreement. ARTICLE II PURCHASE AND SALE 2.1 Agreement to Purchase and to Sell. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser shall purchase from each Seller, and each Seller shall sell and deliver to the Purchaser, the Transferred Securities it holds, free and clear of all Encumbrances, together with all rights and benefits attaching thereto at the Closing. 2.2 Purchase Price. The aggregate consideration to be paid for the Transferred Securities (the "Purchase Price") shall be an amount equal to the sum of: (a) the Base Purchase Price as regards the Shares; (b) plus the Company Bonds Amount as regards the Company Bonds; (c) less any amount, if any, deducted pursuant to Article 6.2(a). The Purchase Price shall be final and binding on the Parties and shall not be subject to any adjustment whatsoever, except as provided under Article VI and Article VIII (in which case the term "Purchase Price" shall refer to the Purchase Price so adjusted). The Purchaser acknowledges that the Base Purchase Price takes into account inter alia the liabilities and contingencies identified in the Disclosed Information, including, in particular and without limitation, the Reports relating to environmental matters and Tax matters, respectively, and that in no event shall any Seller bear any liability under this Agreement towards the Purchaser in respect of such environmental matters and Tax matters identified in the Disclosed Information. DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 11 - 2.3 RESERVED 2.4 Allocation of the Purchase Price amongst the Sellers (a) The Purchase Price shall be allocated amongst the Sellers and class of Transferred Securities based upon the number and class of Transferred Securities sold by each Seller to the Purchaser as determined in the Pre-Closing Certificate in accordance with the provisions set forth in Article 2.2 above. (b) The allocation of the Purchase Price and, for the avoidance of doubt, the allocation of the Sellers' Expenses and of the Deducted Sellers' Expenses, are the sole and exclusive responsibility of the Sellers and the Purchaser shall incur no liability whatsoever in respect thereof. 2.5 Existing Debt (a) The Purchaser acknowledges that the Existing Debt shall become repayable on the Closing Date as a consequence of the transfer by the Sellers of their respective Transferred Securities. (b) As an essential condition to the sale of the Transferred Securities, on the Closing Date, the Purchaser shall, in addition to the payment of the Purchase Price, repay on behalf of the relevant Group Company, or cause the repayment by it, of the full amount of the Existing Debt. (c) To the extent the interest rate hedging arrangements in relation to the Principal Facility are not to be automatically terminated as a result of the full repayment of such facility, each of the Sellers, within the limits of its powers as a shareholder of the Company or as an employee, officer or board member of any Group Company, shall ensure that the relevant Group Companies use all reasonable efforts to ensure that such arrangements are being terminated with effect as at the Closing Date. The Parties acknowledge that termination of such arrangements were factored for €300,000 in the 8Advisory Report. 2.6 Preliminary Information (a) No later than eight (8) Business Days prior to the Closing Date, the Sellers' Agent shall deliver a certificate (the "Pre-Closing Certificate") to the Purchaser setting forth: (i) the amount of any Leakage identified in accordance with Article 6.2; (ii) the amount of the Company Bonds Amount; (iii) the Purchase Price and its final allocation amongst the Sellers and class of Transferred Securities, in accordance with the provisions of Article 2.2 above; (iv) an updated version of the Security holding Table; (v) the amount of the Sellers' Expenses and Deducted Sellers' Expenses and their allocation amongst the Sellers and the Sellers' advisors, in accordance with the provisions of Article 2.7(b); (vi) for each Seller, its Individual Net Purchase Price; (vii) an estimate of the Existing Debt (indicating the Principal Facility Amount and the amount due under the Cleas Facilities which amount shall not exceed six hundred thousand euros (€ 600,000)); DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 12 - (viii) the details of the Euro-denominated accounts (including full IBAN details) opened in the names of the Sellers' advisors into which the Deducted Sellers' Expenses shall be paid in the name and on behalf of the Sellers by the Purchaser by wire transfers in immediately available cleared funds at Closing pursuant to Article 2.7(b); and (ix) the details of the Euro-denominated accounts (including full IBAN details) of each Seller into which the Individual Net Purchase Price of such Seller shall be paid by the Purchaser by wire transfer in immediately available cleared funds at Closing pursuant to Article 2.7(b). (b) No later than five (5) Business Days prior to the Closing Date, the Sellers' Agent shall deliver to the Purchaser (the "Debt Certificate"), a letter setting forth: (i) the full and precise amount of the Existing Debt (indicating the Principal Facility Amount and the amount due under the Cleas Facilities which amount shall not exceed six hundred thousand euros (€ 600,000)); and (ii) the details of the Euro-denominated accounts (including full IBAN details) into which such sums shall be paid by the Company or the Purchaser at Closing. (c) The Sellers' Agent shall use its commercially reasonable efforts to deliver, no later than two (2) Business Days prior to the Closing Date, the Payoff Letter confirming inter alia the full and precise Principal Facility Amount indicated in the Debt Certificate. More generally the Sellers agree to use their commercially reasonable efforts to cause the Company to cooperate with the Purchaser as regards the timely repayment of the Existing Debt in accordance with Article 2.5. 2.7 Closing. (a) The consummation of the purchase and sale of the Transferred Securities (the "Closing") shall be held at the offices of Willkie Farr & Gallagher LLP, located at 21, boulevard Malesherbes, 75008 Paris (France), at 9 a.m. on April 1st, 2022, or at such other location, time of day or date as the Purchaser and the Sellers’ Agent may agree in writing. The date on which the Closing shall take place is referred to herein as the "Closing Date". (b) Closing Payments. At Closing, the following payments (the "Closing Payments") shall be made: (i) Sellers' Expenses. The Sellers hereby expressly authorize the Purchaser to withhold and deduct, from that part of the Purchase Price to be received by each of them, their Allocable Fraction of the Sellers' Expenses, as notified by the Sellers’ Agent in the Pre-Closing Certificate, and give an irrevocable instruction to the Purchaser to pay on their behalf the Sellers' Expenses directly to the Sellers' advisors. The portion of the Sellers' Expenses which can be deducted from the Purchase Price by the Purchaser is referred to herein as the "Deducted Sellers' Expenses". (ii) Payment of the Purchase Price. At Closing, the Purchaser shall pay the Purchase Price to the Sellers and the Sellers' advisors (free of any bank or other charges) by wire transfers of immediately available cleared funds in such amounts and to such accounts of the Sellers and the Sellers' advisors, as shall have been notified to the Purchaser by the Sellers' Agent for such purpose in the Pre-Closing Certificate, so that each Seller receives its Individual Net Purchase Price and the Sellers' advisors receive the Deducted Sellers' Expenses. It is specified that upon such payment, the Purchaser shall be released from all its obligations in respect of the payment of the Purchase Price to the Sellers and have no further liability in relation thereto; in particular the Purchaser shall in no event be liable for the payment of any Tax due by any of the Sellers with respect to his/her respective Portion of the Purchase Price. DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 13 - (iii) Repayment of the Existing Debt. At Closing, the Purchaser shall, in accordance with the Debt Certificate: (A) repay in full the Existing Debt on behalf of the Company in immediately available cleared funds, with value date (date de valeur) on the Closing Date; or (B) make available to the Company, in immediately available cleared funds, amounts sufficient to enable it to repay in full the amount of the Existing Debt with value date (date de valeur) on the Closing Date and procure that the Company repays the amount of the Existing Debt, in immediately available cleared funds, with value date (date de valeur) on the Closing Date in accordance with the terms of each of the Existing Financings; and (C) be solely responsible for performing (or causing the Group Companies to perform) any registration or perfection formality in respect of the release of any Existing Encumbrances existing in relation to the Principal Facility and the Sellers shall bear no responsibility in such regard. (iv) Payment of Performance Related Bonus. At Closing, the Purchaser shall cause the Company to pay performance related bonus of an amount of (i) three hundred thousand euros (€ 300,000) and (ii) seventy thousand euros (€70,000) to, respectively, (i) LR Advisory and (ii) the group chief financial officer in consideration of the achievement of their objectives for the 2021/2022 financial year; it being specified that in no event such payments shall be considered as Leakages. (c) Closing Deliverables. At Closing: (i) the Sellers shall deliver, or cause to be delivered, to the Purchaser: (A) duly completed signed transfer forms (ordres de mouvement) in favor of the Purchaser in respect of the Transferred Securities set forth opposite such Seller's name in the Security holding Table; (B) certified copies of (i) the notice addressed by Fastco Fin to the Mezzanine Bondholders’ Representative (as defined in the Company Bonds terms and conditions) and the Company as issuer of the Company Bonds in relation to the transfer of the Company Bonds to the Purchaser and (ii) the document evidencing the prior written approval of the Company (as issuer of the Company Bonds) to the transfer of the Company Bonds to the Purchaser in accordance with clause 22.2 of the terms and conditions applicable to the Company Bonds; (C) three (3) duly signed originals of the reiterative deed (acte réitératif) relating to the sale of all Transferred Securities (other than Company Bonds); (D) certified copies of (i) the resignation notice, with effect at Closing and subject to Closing, addressed by Intermediate Capital Group plc, as Mezzanine Paying Agent (as defined in the Company Bonds terms and conditions) to Fastco Fin as bondholder holding Company Bonds and the Company (as issuer of the Company Bonds) and (ii) the resignation notice, with effect at Closing and subject to Closing, addressed by Intermediate Capital Group SAS, as Mezzanine Bondholders’ Representative (as defined in the Company Bonds terms and conditions) to Fastco Fin as bondholder holding Company Bonds and the Company (as issuer of the Company Bonds); (E) the updated share transfer registers (registres des mouvements de titres), together with the updated security holder's individual accounts (comptes individuels d'actionnaires) for the Company, with entries made to record the transfer of the Transferred Securities to the Purchaser on the Closing Date; DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 14 - (F) unconditional resignation letters substantially in the form attached in Annex 2.7(c)(i)(F), effective as of the Closing Date, of the Persons listed in Annex 2.7(c)(i)(F), from their offices as legal representatives, officers, directors, members of a board, committee or other corporate body of the Group Companies; and (G) if requested by the Purchaser by means of a notice sent to the Sellers' Agent at least ten (10) Business Days prior to the Closing Date, evidence that general meetings of the shareholders of one or more Group Companies have been duly convened pursuant to the Organizational Documents of such Group Companies, with the relevant agenda to be provided by the Purchaser to the Sellers' Agent at least ten (10) Business Days prior to the Closing Date, (ii) the Purchaser shall deliver to the Sellers' Agent: (A) a duly executed release in the form of Annex 2.7(c)(ii)(A) (the "Purchaser's Release") in favor of the persons listed in Annex 2.7(c)(i)(F); and (B) evidence of the full payment of the Closing Payments in accordance with Article 2.7(b). All matters at the Closing will be considered to take place simultaneously, and no delivery of any document will be deemed complete until all transactions and deliveries of documents required by this Agreement are completed, and title to the Transferred Securities shall not be transferred and the Purchaser shall have no property rights or interest in the Transferred Securities unless and until the Closing actually takes place and the Closing Payments have been made to the benefit of the intended recipients thereof, as evidenced by swift messages issued by the Purchaser’s bank. 2.8 Breach of Closing Obligations. (a) If the Purchaser fails to comply with any of its obligations under Article 2.7, the Sellers' Agent shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages or to seek the specific performance of this Agreement (exécution forcée)), by written notice to the Purchaser served on the date set for Closing (without the need for any prior notice (une mise en demeure)): (i) to terminate this Agreement, without any liability on the part of the Sellers, unless the relevant failure by the Purchaser is due to the breach by any of the Sellers of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by the Sellers; (ii) to effect the Closing so far as practicable taking into account the defaults which have occurred; or (iii) to set a new date for Closing (not being more than ten (10) Business Days following the initially agreed date for Closing), in which case the provisions of Article 2.7 and this Article 2.8 shall apply to the Closing as so deferred but provided that such deferral may only occur once, and the term "Closing Date" throughout this Agreement shall be deemed to apply to the new Closing Date. (b) If any of the Sellers fail to comply with any of their obligations under Article 2.7, the Purchaser shall be entitled (in addition to and without prejudice to all other rights or remedies available to it, including the right to claim damages or to seek the specific performance of this Agreement (exécution forcée)), by written notice to the Sellers' Agent served on such new date set for Closing (without the need for any prior notice (une mise en demeure)): DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 15 - (i) to terminate this Agreement, without any liability on the part of the Purchaser (unless the relevant failure by the Sellers is be due to the breach by the Purchaser of any of the covenants, agreements or other undertakings set forth in this Agreement to be performed or observed by the Purchaser), provided that if the failure of the Sellers consists in a failure by an Additional Seller to deliver or make available to the Purchaser, on or prior to the Closing Date, duly completed, executed and dated share transfer forms (ordres de mouvements de titres) relating to the transfer of ownership of its Transferred Securities because that Additional Seller died or became incapacitated prior to the Closing Date, the Purchaser shall be entitled to set a new date for Closing and the provisions of Article 2.8(a)(iii) shall apply mutatis mutandis but provided such deferral may only occur once; or (ii) to effect the Closing so far as practicable taking into account the defaults which have occurred. For the avoidance of doubt, it is hereby specified that, in such case (i) the Purchaser shall not be obligated to pay to the Sellers the portion of the Purchase Price corresponding to those Transferred Securities which are not effectively transferred to the Purchaser on the Closing Date unless and until the share transfer forms (ordres de mouvements de titres) for such Transferred Securities are effectively delivered to the Purchaser or such Transferred Securities are registered in the name of the Purchaser in the shareholders’ accounts (comptes individuels d'associés) of the Company and (ii) the Sellers who have transferred all of their Transferred Securities to the Purchaser in accordance with the terms of this Agreement shall not incur any liability in respect of those Transferred Securities which are not transferred to the Purchaser at Closing, and shall be released from any obligations relating to the transfer of such outstanding Transferred Securities; or (iii) to deposit the price of the Transferred Securities for which share transfer forms (ordres de mouvements de titres) have not been delivered at Closing in escrow with the Caisse des Dépôts et Consignations à Paris or any bank of national or international standing which would accept to receive the relevant funds in escrow in accordance with the terms hereof. In such case, the mere remittance to the Company of a copy of this Agreement and a receipt from the escrow agent shall be deemed a duly executed transfer order and shall cause the Company, which the Company hereby accepts, to register the corresponding transfer of Transferred Securities in the shareholders registry (registre des mouvements de titres) and the relevant individual shareholders' accounts. As per article R. 228-10 of the French commercial code, the date of transfer of ownership of the Transferred Securities would be deemed set by the Parties on the date of receipt by the Company of a copy of this Agreement. ARTICLE III PARENT GUARANTEE (a) Notwithstanding any assignment by the Purchaser of its rights and obligations under this Agreement to any of its Affiliates in accordance with Article 10.14 (No Third Party Rights; Assignment), the Guarantor irrevocably and unconditionally: (i) guarantees (as a "caution solidaire"), in accordance with articles 2288 and seq. of the French Civil Code, to the Sellers the prompt and complete performance and payment when due by the Purchaser of all of its obligations set forth in or incurred or arising out of or in connection with Article II, Article VII, Article VIII and Article X of this Agreement (together the "Guaranteed Obligations"); and (ii) undertakes with the Beneficiaries that whenever the Purchaser or any of its Affiliates does not pay any amount when due under this Agreement, to pay such amount immediately following receipt of a written notification sent by the Beneficiaries' Agent specifying that the Purchaser or any of its Affiliates did not perform or pay any Guaranteed Obligation when due under this Agreement (paragraphs (a) and (b) together, the "Parent Guarantee"). DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 16 - (b) The Parent Guarantee is to be a continuing guarantee and accordingly is to remain in force until all the Guaranteed Obligations shall have been performed or satisfied in accordance with this Agreement. ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS Each of the Sellers hereby represents and warrants to the Purchaser (but with respect to Article 4.1, only in respect of itself or only in respect of the Transferred Securities it owns, as applicable), as of the Put Option Date and as of the Closing Date (except for such representations which are expressly made as of the Put Option Date or as of the Closing Date and are therefore made on such date only) as set forth below. 4.1 General Representations by each Seller Individually. Each Seller represents and warrants to the Purchaser as follows in respect of itself (and not it respect of any other Seller): (a) each Seller has the power and authority to enter into this Agreement and to perform its obligations hereunder and to complete the transactions contemplated herein and has obtained all necessary consents and authorizations required to be obtained by it (and not by the Purchaser) to perform this Agreement; (b) this Agreement has been duly executed by each Seller and constitutes a legal, valid and binding obligation on each Seller, enforceable against it in accordance with its terms; (c) each Seller owns, the category and quantity of Company Securities set out opposite its name in Annex (A); (d) each Seller will, at Closing, be the sole owner of the Transferred Securities set out opposite its name in the Security holding Table and such Transferred Securities will, on the Closing Date,be fully paid up, validly issued and free and clear from any Encumbrance; (e) each of the Sellers which is not an individual is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, is not in a state of insolvency (en état de cessation des paiements), nor subject to any Insolvency Proceedings; (f) neither the entering into of this Agreement, nor the performance by a Seller of its obligations hereunder, nor the completion of the transactions contemplated herein does or will: (i) conflict with or violate any provision of the Organizational Documents of such a Seller, if it is an Entity; (ii) violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or Governmental Authorizations to which such a Seller or any of its Affiliates is a party or by which such a Seller or any of its Affiliates is bound in a manner that would prevent such Seller to perform its obligations under this Agreement; or DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 17 - (iii) to the extent the representations and warranties made by the Purchaser in Article 5.2 are true, constitute a violation by such Seller or any of its Affiliates of any Laws or Judgments. (g) each Seller who is an individual represents that neither the performance of its obligations hereunder nor the completion of the transactions contemplated herein conflicts with or breaches the marital property regime or nuptial agreement of such Seller (where applicable); and (h) each Seller represents that, upon the Closing, such Seller shall not have any claim against any Group Company (excluding, as regards Sellers other than the ICG Entities, for ordinary course claims under ongoing officer mandate or employment arrangements). 4.2 Additional Representations by the Sellers on a Several Basis The Sellers represent and warrant severally but not jointly (conjointement mais non solidairement) to the Purchaser that: (a) the Shares represent 100% of the capital and voting rights of the Company and the Transferred Securities set out in the Security holding Table on the Closing Date will constitute, at Closing, 100% of the capital and voting rights of the Company. Except for the Transferred Securities, the Company has not issued, nor approved the issuance of, any shares, warrants or securities of any nature whatsoever giving access immediately or in the future to the share capital of the Company; and there are no options or other agreements or undertakings pursuant to which the Company is or may become obliged to issue any shares, warrants or other securities of any nature whatsoever; (b) the Company is duly organized and validly existing under the laws of its jurisdiction of incorporation and is not subject to any Insolvency Proceedings; (c) Annex 4.2 sets forth the structure chart of the Company and all of its Subsidiaries. All the securities issued by the Group Companies have been duly authorized and validly issued and are fully paid-up and validly owned. None of the securities issued by the Group Companies are subject to any Encumbrances (subject to the repayment of the Existing Debt and except as required under applicable Laws). Each Group Company validly exists under the Laws of its jurisdiction and is not subject to any Insolvency Proceedings. There exists no securities, options, warrants or other rights owned by third parties giving access immediately or in the future to the share capital of the Company’s Subsidiaries. ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND THE GUARANTOR The Purchaser hereby represents, warrants and acknowledges to the Sellers that: 5.1 Organization and Due Authorization of the Purchaser. (a) The Purchaser is a limited liability company duly organized and validly existing under the laws of Delaware. The Purchaser has the corporate capacity and right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. (b) The entering into of this Agreement and the performance of the Purchaser's obligations hereunder have been authorized by all necessary corporate action and proceedings on the part of the DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 18 - Purchaser. This Agreement has been duly signed by the Purchaser and constitutes a legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms. (c) Neither the entering into of this Agreement, nor the performance by the Purchaser of its obligations hereunder, nor the consummation of the transactions provided for hereby does or will: (i) conflict with or violate any provision of the Organizational Documents of the Purchaser; (ii) violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or Governmental Authorizations to which the Purchaser or any of its Affiliates is a party or by which the Purchaser or any of its Affiliates is bound in a manner that would prevent the Purchaser to perform its obligations under this Agreement; or (iii) constitute a violation by the Purchaser or any of its Affiliates of any Laws or Judgments. 5.2 Governmental Authorizations, Etc. No Governmental Authorization or other third party consent is required to be made or obtained by the Purchaser or any of its Affiliates prior to the Closing in connection with (a) the entering into of this Agreement by the Purchaser, (b) the performance by the Purchaser of its obligations hereunder, or (c) the consummation of any of the transactions contemplated by this Agreement. 5.3 Financing. (a) The Purchaser's obligations hereunder are not subject to any conditions regarding its or any other Person's ability to obtain or provide financing for the consummation of the transactions contemplated by this Agreement. The Purchaser (or the Guarantor) has, prior to the date hereof, obtained all the financing commitments in order to have sufficient funds (together with available cash) necessary and immediately available on the Closing Date (i) to pay in full on the Closing Date the Purchase Price, (ii) to repay, or to procure that the relevant Group Companies repay the Existing Debt as of the Closing Date (including all interests, fees, commissions and penalties relating thereto) and (iii) to pay all transaction fees and expenses incurred by it in relation to the transactions contemplated herein necessary to satisfy the conditions precedent applicable to the Purchaser (or the Guarantor) (regardless of whether or not it can obtain financing under its Debt Financing Commitments). On the Put Option Date, the Purchaser delivered to the Sellers’ Agent a true, accurate and complete copy of the Debt Commitment Letter. (b) The Purchaser (or the Guarantor) has obtained the debt financing commitments under the Debt Commitment Letter (the "Debt Financing Commitments"), that do not contain any conditions or other contingencies related to the funding of the full amounts of financing contemplated thereunder (other than for the execution of this Agreement and solely to the satisfaction of conditions precedent set forth in Annex C to the Debt Commitment Letter to be satisfied on or around the Closing Date). (c) The Purchaser undertakes: (i) not to terminate or amend the Debt Commitment Letter in a way that would adversely affect the certainty of funding under the Debt Financing Commitments necessary to consummate the transactions contemplated hereby or delay the Closing (except (i) with the prior written consent of the Sellers' Agent, (ii) to add Debt Financing Sources that have not executed the Debt Commitment Letter as of the date hereof or (iii) with the replacement of the Debt Financing Commitments in accordance with subsection (d) below); DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 19 - (ii) to take any action necessary and appropriate to obtain drawdown of the available funds necessary to consummate the transactions contemplated hereby under the Debt Commitment Letter at the latest on the Closing Date prior to the Closing; and (iii) not to take any action (including entering into any transaction, agreement or other arrangement) that would reasonably be expected to prevent or delay drawdown or add additional conditions to the availability of the funds under the Debt Commitment Letter necessary to consummate the transactions contemplated hereby. (d) The Purchaser shall be entitled to replace the Debt Financing Commitments by alternative debt financing, provided that: (i) such alternative debt financing shall provide for a degree of certainty of funds that is at least equivalent to the degree of certainty of funds under the Debt Commitment Letter and shall provide for the availability on the Closing Date of at least the same principal amount of debt financing, to the extent necessary to consummate the Transaction; (ii) the Purchaser shall notify such replacement to the Sellers' Agent (with a copy of such alternative debt financing documentation duly executed) promptly after such replacement; and (iii) such alternative debt financing shall thereafter be referred to as the Debt Financing Commitments for the purposes of this Agreement. 5.4 Acknowledgements. (a) The Purchaser acknowledges that, prior to the execution of this Agreement, it and its advisors have been given access to the Disclosed Information, and the opportunity to attend meetings with the management of the Group Companies and their advisors. The Purchaser acknowledges that it has reviewed the Disclosed Information to its reasonable satisfaction and has assessed the contents of the Disclosed Information, in particular by discussing the same with senior management of the Group Companies and asking any question which the analysis of the Disclosed Information might entail to such senior management. The Purchaser hereby represents that it has taken the Disclosed Information and any such discussions and answers to its questions into account in the terms of its offer to acquire the Transferred Securities. The Purchaser further acknowledges that, taking into account its knowledge and experience as a sophisticated professional in the same industry active in the same geographies as the Group Companies, it is familiar with the risks inherent in the Transaction and has determined that it has been provided with all the information and disclosures which are decisive to its consent (déterminantes de son consentement) to this Agreement and to its decision to consummate the transactions contemplated herein. In entering into this Agreement, the Purchaser has relied upon its own review and analysis of the Disclosed Information, upon the representations and warranties of the Sellers expressly set forth in this Agreement and upon its own independent investigations the scope of which has been determined by the Purchaser in its own discretion. Accordingly, the Sellers shall not be liable to the Purchaser hereunder or otherwise by reason of any facts or matters Disclosed to the Purchaser in the Disclosed Information, and the Disclosed Information shall be deemed Disclosed to the Purchaser for all purposes of this Agreement. (b) The Purchaser acknowledges (i) that it has assessed the impact that the spread of COVID-19 and any strains, mutations or variants thereof, including any declaration of martial law, quarantine or similar directive, guidance, policy from a Governmental Authority implemented as a result thereof (collectively, the "COVID-19 Event") has had, is having and is likely to have, on the operations and financial condition of the Group Companies and have been fully taken into account in the terms of this Agreement and (ii) that in no event would the COVID-19 Event in its current state as well as any evolution thereof (including in the event of a deterioration of the COVID-19 Event and the DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 20 - implementation of additional measures by Governmental Authorities in the context thereof) constitute an event of force majeure within the meaning of article 1218 of French Civil Code (Code Civil) or have any consequences on the terms on this Agreement. Consequently, the Purchaser hereby irrevocably waives any right that it has, or may have in the future, to withhold execution of its obligations under this Agreement as a result thereof (including the right to request the postponement or suspension any contractual delays agreed upon in this Agreement or any other protective measures if such measures were to be implemented after the date hereof). (c) The Purchaser acknowledges that the representations and warranties of the Sellers set forth in this Agreement supersede any and all earlier representations, warranties or statements made by any directors, officers, employees, agents, representatives or advisors of the Sellers (collectively, the "Sellers' Representatives") regarding the Transferred Securities, any of the Group Companies or any other matter referenced in this Agreement, and that, save in the case of wilful misconduct constituting dol or fraud, neither any of the Sellers nor any of the Sellers' Representatives shall have any liability in respect of any such earlier representations, warranties or statements (and in respect of which the Purchaser undertakes not to, and to procure that none of its Affiliates shall, bring any claim or action against any of the Sellers or any of the Sellers' Representatives save in the case of wilful misconduct constituting dol or fraud). Except as expressly set forth in this Agreement, neither any of the Sellers nor any of the Sellers' Representatives makes any representation or warranty, either express or implied, of any kind whatsoever with respect to the Transferred Securities, any of the Group Companies or any of the transactions contemplated hereby (including as to the accuracy or completeness of any information provided to the Purchaser or its representatives). In furtherance of the foregoing, to the fullest extent permitted by applicable Law, the Purchaser hereby irrevocably waives the benefit of any warranties generally available to purchasers under applicable Law, including under articles 1641 and 1643 of the French Civil Code (Code Civil). (d) The Purchaser further acknowledges that neither any of the Sellers nor any of the Sellers' Representatives makes any representation or warranty with respect to the future business prospects of any of the Group Companies or any financial projections, business plans, budgets, estimates, predictions or forecasts (collectively "Projections") relating to any of the Group Companies (and in respect of which the Purchaser undertakes not to, and to procure that none of its Affiliates shall, bring any claim or action against any of the Sellers or any of the Sellers' Representatives). The Purchaser acknowledges that there are numerous assumptions reflected in such Projections and significant uncertainties, including uncertainties arising from the COVID-19 Event (and has had in this respect the opportunity to discuss the same with the management of the Group Companies) inherent in attempting to make such Projections, that the Purchaser is fully familiar with such types of assumptions and uncertainties, that the Purchaser is taking full responsibility for making its own evaluation of the adequacy and accuracy of all Projections or forward-looking statements furnished to it, and that the Purchaser shall not have any claim against any of the Sellers or any of the Sellers' Representatives with respect thereto. 5.5 Representations and warranties of the Guarantor. The Guarantor hereby represents and warrants to the Sellers that: (a) The Guarantor is a corporation duly organized and validly existing under the laws of Delaware. The Guarantor has the corporate capacity and right to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. (b) The entering into of this Agreement and the performance of the Guarantor's obligations hereunder have been authorized by all necessary corporate action and proceedings on the part of the Guarantor. This Agreement has been duly signed by the Guarantor and constitutes a legal, valid and binding obligation of the Guarantor, enforceable against it in accordance with its terms. DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 21 - (c) The Guarantor is not insolvent (in “cessation des paiements”) nor the subject of any Insolvency Proceedings. (d) Neither the entering into of this Agreement, nor the performance by the Guarantor of its obligations hereunder, nor the consummation of the transactions provided for hereby does or will: (i) conflict with or violate any provision of the Organizational Documents of the Guarantor; (ii) violate, conflict with or result in the breach or termination of, or constitute a default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), under the terms of, any Contracts or Governmental Authorizations to which the Guarantor or any of its Affiliates is a party or by which the Guarantor or any of its Affiliates is bound in a manner that would prevent the Guarantor to perform its obligations under this Agreement; or (iii) constitute a violation by the Guarantor or any of its Affiliates of any Laws or Judgments. (e) No Governmental Authorization or other third party consent is required to be made or obtained by the Guarantor or any of its Affiliates prior to the Closing in connection with (a) the entering into of this Agreement by the Guarantor, (b) the performance by the Guarantor of its obligations hereunder, or (c) the consummation of any of the transactions contemplated by this Agreement. (f) The Purchaser’s representations in Article 5.3 are true and accurate. ARTICLE VI LOCKED-BOX ARRANGEMENTS 6.1 Locked-Box Undertakings. Each of the Sellers warrants (with respect to the portion of the Locked-Box Period prior to the date hereof) and undertakes (with respect to the portion of the Locked-Box Period commencing on the date hereof) that, except as set forth on Annex 6.1 (the "Permitted Leakage"), during the Locked-Box Period: (i) no management, service or similar fee has been or will be charged by or for the benefit of any Restricted Payee to any Group Company and there has not been and will not be a payment of any management, service or similar fee from any Group Company to or for the benefit of any Restricted Payee; (ii) no payment in respect of share capital or securities, including dividend (including interim dividend), return of capital (whether by reduction of capital, redemption or purchase of shares or otherwise) or other distribution of profits or assets has been or will be declared, paid or made by any Group Company to or for the benefit of any Person other than another Group Company; (iii) no amount in respect of any loan or shareholder loan (including principal and interest) has been or will be paid by any Group Company to or for the benefit of any Restricted Payee; (iv) no professional advisors' fees or expenses have been or will be incurred by a Group Company in connection with the Transaction; (v) no bonus, benefits, or payments have been, will be made or became otherwise payable by a Group Company to any employee, director or officer of any Person in connection with the Transaction; DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 22 - (vi) no liability has been or will be assumed, no indemnity, guarantee or Encumbrance has been or will be granted, no asset has been or will be disposed of for less than its full value, and no amount, debt or claim has been or will be waived (in whole or in part), repaid at less than its full value, forgiven or released by any Group Company on behalf or in favor of or for the benefit of any Restricted Payee (including any Tax of, imposed on or payable by the Restricted Payee); (vii) no payment or gift of any kind has been made or will be made by any Group Company to any Restricted Payee; (viii) no incurrence or assumption by any Group Company of any additional indebtedness for borrowed money (including through the issuance of debt securities) other than in accordance with Articles 7.1(g) or 7.1(h) below assuming such Articles applied as from the Locked- Box Date; and (ix) none of the Group Companies has made or entered into, or will make or enter into, any agreement or arrangement to take any of the actions referred to in foregoing paragraphs (i) through (vii). Any Tax or liability to Tax arising or incurred in respect of any of the matters referred to in paragraphs (i) through (viii) (inclusive) above shall be deemed a Leakage. 6.2 Consequences of Breach. (a) Each Seller shall repay to the Purchaser a sum equal to the positive difference between (i) any Leakage on a euro for euro basis and (ii) the amount equal to any Tax Benefit of the relevant Group Company directly attributable to (and that would not have arisen but for) the relevant Leakage (if any). For the avoidance of doubt, (x) none of the Sellers shall be liable to reimburse the Purchaser in respect of any of the Permitted Leakage set forth in Annex 6.1 and (y) a Leakage may not be repaid more than once to the Purchaser (and to the extent any payment resulting from a Leakage is due to the Purchaser in accordance with this Article 6.2, the Purchaser shall procure that the relevant Group Company shall not claim for the payment of the same from any of the Sellers or their Affiliates) provided that: (i) to the extent the Leakage concerns an item which is not the payment of a sum of monies, the amount to repay shall be equal to the loss incurred by the relevant Group Company, i.e. an amount which places the relevant Group Company in the same financial position as if such Leakage had not occurred; (ii) to the extent any Leakage is received or made in favor of a given Seller or any of its Restricted Payees, the repayment obligation shall be entirely borne by such Seller; (iii) to the extent the Leakage is received by a third party and not by a Seller or any of its Restricted Payees or cannot be reasonably attributed to a given Seller or a Restricted Payee of a Seller, the repayment obligation shall be borne (a) by each of the Seller(s) for the account of whom such Leakage was paid, on a several basis (conjointement mais non solidairement), pro rata the Allocable Fraction of each such Seller or, (b) when (a) is not applicable, by all Sellers, on a several basis (conjointement mais non solidairement), in proportion of the Allocable Fraction of each Seller. (b) No Seller shall have any repayment liability under Article 6.2 unless: (i) a claim has been notified by the Purchaser to the Sellers' Agent in writing on or before the date which is six (6) months from the Closing Date; and DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 23 - (ii) Proceedings have been brought against the concerned Seller(s) within three (3) months of its being notified in accordance with paragraph (i) above if the relevant claim has not been agreed by the concerned Seller(s). (c) The Parties hereby agree that any payment made by any Seller under this Article 6.2 shall be deemed to constitute an adjustment to the Purchase Price (with respect to the portion of the Purchase Price attributable to the Transferred Securities sold) and agree to treat any such payment as such for all Tax, accounting and financial reporting purposes. (d) Up to the time of the Closing, the Sellers' Agent shall notify the Purchaser in writing with reasonable promptness upon its becoming aware of any Leakage. If the Purchaser is notified by the Sellers' Agent prior to the Closing of any Leakage, the Purchaser shall be entitled to set-off at Closing the amount of such Leakage against the Purchase Price to be paid at the Closing pursuant to Article 2.7. (e) Notwithstanding any other provision of this Agreement, a claim under this Article 6.2 shall be the sole remedy available to the Purchaser as a result of, or in relation to, a breach or inaccuracy of the warranties and undertakings set forth in Article 6.1. For the avoidance of doubt, the Purchaser shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once (including through a claim under Article VIII) in respect of the same Leakage. ARTICLE VII PRE-CLOSING COVENANTS 7.1 Ordinary Course of Business. During the period from the date of this Agreement to the Closing, except as may be (w) contemplated by this Agreement, (x) disclosed on Annex 7.1, (y) required by a contractual obligation existing on the date hereof or by applicable Law, or (z) consented to in writing by the Purchaser (which consent shall not be unreasonably withheld or delayed, having due consideration for the interests, as applicable, of the Group Companies), each of the Sellers and LR Advisory shall, within the limits of its powers as a shareholder of the Company or as an employee, officer or board member of any Group Company, use its reasonable endeavours to ensure that each of the Group Companies carries on its business only in the ordinary course consistent with past practice, and does not take any of the following actions: (a) amending its Organizational Documents, the Accounting Principles or (for any Group Company outside France) any local accounting principles as used as at the date hereof, other than to comply with mandatory applicable Laws; (b) altering its issued share capital or recommending, declaring, setting aside, making or paying any dividend (including interim dividend) or other distribution in respect of its share capital (in cash or otherwise) or reserves or any similar or equivalent distribution or payment, except for in each case, to the benefit of another Group Company; (c) issuing, transferring or cancelling any shares in its share capital or any securities (including debt securities, as the case may be) of any kind (except to the benefit of another group Company) and, more generally, implementing any operation modifying its capital structure or its equity or quasi-equity capital or the terms of any of its securities; (d) implementing any transformation, restructuring (including mergers, spin-offs or contributions), liquidation or dissolution; DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 24 - (e) acquiring or selling or otherwise disposing of any asset which has a value exceeding two hundred thousand euros (€200,000) other than capital expenditures included in the Group 2021 or 2022 annual budget; (f) acquiring, by merger, consolidation, purchase of stock or assets or otherwise, or disposing of, any securities of an Entity or business (fonds de commerce) for an enterprise value exceeding two hundred thousand euros (€200,000); (g) incurring or assuming, any additional indebtedness for borrowed money (including through the issuance of debt securities), except for (w) any drawdown or funding made under factoring program or the Existing Financings as expressly authorized under the terms thereunder, (x) overdrafts or financial leases in the ordinary course of business consistent with past practices and (y) hedging transactions in foreign currencies in the ordinary course of business consistent with past practices; (h) amending or waiving any material term of the Existing Financings to the exception of matters required for the purposes of the transactions contemplated in this Agreement; (i) guaranteeing the obligations or liabilities of any third Person, other than another Group Company; (j) recruiting, materially modifying the applicable terms of employment or corporate mandate or dismissing any employee or corporate officer and any other employee or corporate officer with a gross fixed remuneration above one hundred fifty thousand euros (€150,000) per year, other than included in the Group 2021 or 2022 annual budget; (k) entering into, amending or terminating any agreement that involves or may involve total annual profits or expenditure in excess of two hundred thousand euros (€200,000), exclusive of VAT; (l) commencing, compromising, settling, waiving their rights to or discharging any litigation, action, suit, claim or proceeding, for individual amounts exceeding one hundred fifty thousand euros (€150,000); (m) make or change any Tax election, change any method of Tax accounting, file or amend any income Tax return, unless, in good faith and in a consistent manner with past practices or in order to remedy any issues identified in the Reports provided such change does not result in any Loss for the Purchaser or the Group Companies, upon due date as provided for by the relevant Tax Laws, settle any audit, claim, examination or deficiency litigation with respect to a material amount of Taxes, request any private letter or similar Tax ruling, enter into any closing agreement with any Governmental Authority with respect to any amount of Taxes or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes; (n) propose reasonable preventing measures in respect of ongoing tax audits in France, which have been Disclosed; (o) committing to take any of the actions set forth in the foregoing paragraphs (a) through (g); For the purposes of granting any consents which may be requested by the Sellers' Agent or any Group Company pursuant to this Article 7.1 (Ordinary Course of Business), the Purchaser hereby designates Mike Olosky (molosky@strongtie.com) with immediate effect and represents and warrants to, and agrees with, the Sellers' Agent and each of the Sellers that Mike Olosky shall have full capacity and DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 25 - right to give any such consents on behalf of the Purchaser during the term of this Agreement. Within five (5) Business Days (or three (3) Business Days as regards any request in respect of any audit or Proceeding) of receipt by such person (sent by e-mail only, as an exception to Article 10.11 (Notices)) of any request for consent from the Sellers' Agent or any Group Company, the Purchaser shall have the right to notify the Sellers' Agent or the relevant Group Company (sent by e-mail only, as an exception to Article 10.11 (Notices)) that it objects to the proposed action (which notice of objection shall indicate its reasons for so objecting). If the Purchaser shall not have notified the Sellers' Agent or the relevant Group Company, as the case may be, of its objection to a proposed action within such period of five (5) Business Days (or three (3) Business Days), the Purchaser shall be deemed to have consented to such proposed action. 7.2 Access and Information. During the period from the date of this Agreement to the Closing, upon the reasonable written request of the Purchaser and subject to compliance by the Purchaser with the provisions of Article 7.3. and applicable Laws (including antitrust Laws), LR Advisory shall arrange for the Purchaser and its representatives to be granted reasonable access during normal business hours to LR Advisory and to the Key Individuals for purposes of discussing strategic and integration issues and preparing for the Closing, provided that such access shall not interfere with the normal business and operations of the Group Companies. 7.3 Public Announcements and Confidentiality. (a) Subject to Article 7.3(b), neither the Purchaser nor any of the Sellers shall, or shall permit any of their respective Affiliates, representatives or advisors to, issue or cause the publication of any press release or other public announcement or disclosure of (i) any information with respect to this Agreement (including its existence), the transactions contemplated hereby or the other Parties to this Agreement and (ii) with respect to the Purchaser only, any information relating to the Group Companies received by the Purchaser pursuant to Article 7.2 ("Confidential Information") without the prior mutual written consent of the Purchaser and the Sellers' Agent. (b) Article 7.3(a) does not apply to a disclosure of Confidential Information: (i) to the extent that it is generally known to the public not as a result of a breach of any duty of confidentiality; (ii) to a director, officer or employee of a Seller, the Purchaser or any Group Company, in each case whose function requires him to have the Confidential Information; (iii) by any Seller in the course of fulfilling his duties and obligations to any Group Company as director, officer or employee of any Group Company following Closing; (iv) (x) to the extent that it is required to be disclosed by applicable Law or rule of a listing authority or a stock exchange, as determined by Purchaser in its own discretion, or requested by a Governmental Authority (including a Tax Governmental Authority) with relevant powers to which a Seller or the Purchaser is subject or submits, (y) as requested by a regulator with power to compel disclosure, or (z) as disclosed to a Governmental Authority (including a Tax Governmental Authority) in connection with any stamp or other documentary or transaction duties or other transfer Taxes, in each case whether or not the requirement, request or disclosure (as applicable) is legally required; (v) to an adviser, agent or auditor provided that such disclosure is reasonably necessary in connection with their engagement and is subject to customary confidentiality obligations; (vi) by the Purchaser to (x) any of its Affiliates and (y) investors or potential investors in the Purchaser or any of its Affiliates but, in case of (y) only to the extent that the disclosure is limited to an information relating to the direct and indirect shareholding held in the Group Companies DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 26 - and the financial terms relating to the equity investment in the Purchaser made in the context of the Transaction; or (vii) by either ICG Entity to (x) Intermediate Capital Group plc and any of its Affiliates or (z) any participants or investors or potential investors in any fund advised or managed by Intermediate Capital Group plc or any of its Affiliates. (c) The undertakings set forth in Article 7.3(a) shall survive (i) with respect to Confidential Information under (i) of the definition of “Confidential Information”, for a period of two (2) years following the Closing and (ii) with respect to Confidential Information under (ii) of the definition of “Confidential Information”, until Closing. 7.4 Termination of the Company Shareholders' Agreement (a) During the period from and including the date hereof until and including the Closing Date, each of the Sellers which is a party to a Company Shareholders' Agreement undertakes not to exercise any of its rights under such Company Shareholders' Agreement to the extent that they may prevent the completion of the transactions contemplated by this Agreement. (b) Each of the Sellers which is a party to a Company Shareholders' Agreement acknowledges and accepts that such Company Shareholders' Agreement shall automatically terminate at Closing provided that all transactions contemplated herein have been completed, in which case each of the Sellers which is a party to a Company Shareholders' Agreement acknowledges that all of its rights under such Company Shareholders' Agreement have been or will be fully satisfied on Closing and that it has no claim and waives its rights in this respect against the other parties or against any Group Company to such Company Shareholders' Agreement. (c) Should this Agreement terminate and/or the transactions contemplated herein fail to be completed for any reason whatsoever, then each Company Shareholders' Agreement shall remain in full force and effect and the Sellers which are parties to such Company Shareholders' Agreement shall be automatically released from the undertaking set forth in Article 7.4(a). 7.5 Permitted Transfers (a) The Purchaser and all other Parties agree that, notwithstanding anything to the contrary herein and in any Company Shareholders' Agreement, each of the Sellers which is a natural person (the "Donors") may donate, no later than ten (10) Business Days prior to the Closing Date, all or some of his/her Transferred Securities (the "Donations") to his/her spouse or ascendant/descendent or legal age or sister/brother or nephew/niece (the "Donees"), provided that, at the latest on the date of completion of the relevant Donation: (i) the relevant Donee grants irrevocable power of attorney to the concerned Donor to represent the Donee and exercise any of its rights and obligations under the Agreement and, as the case may be, the Company Shareholders' Agreement to which the Donor is a party and/or any other agreements or arrangements in relation to the Transaction, in particular so that the Donor may take any and all actions on behalf of the Donee as may be required and/ or necessary in order to give full effect to the Transaction; (ii) the concerned Donor and his/her spouse undertake with respect to the other Parties that, should such spouse be a Donee in accordance with this clause, in case of divorce Proceedings initiated before the Closing Date and save as otherwise agreed with the Sellers' Agent and the Purchaser, the spouse re-transfers to the concerned Donor the Transferred Securities it holds before Closing Date; and DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 27 - (iii) all other conditions provided for in paragraph (b) below are satisfied; it being specified that, in case of Donations made to the benefit of Donees who are minors, paragraphs (i) and (ii) above shall not apply and the third party intervening for the needs of such Donations in accordance with French law ("tiers-administrateur") shall, simultaneously to the completion of the concerned Donation, give irrevocable power of attorney to LR Advisory in order to initial, sign, certify any legal document or other document needed for the purpose of the transfer of the Transferred Securities to the Purchaser on the Closing Date in accordance with this Agreement and more generally exercise any of the concerned Donees' rights or obligations under the Agreement and, as the case may be, the Company Shareholders' Agreement to which the Donor is a party. (b) In addition to the above, it is expressly agreed by the Donors that, in any case, any Donations under paragraph (a) above (each referred to as a "Permitted Transfer") to the benefit of Donees (each referred to as a "Permitted Beneficiary") shall be subject to the fulfilment of the following conditions (which shall be cumulatively met): (i) the concerned Donor serves a written notice, to which a copy of the Company’s share transfer registry and shareholders’ accounts duly reflecting the Permitted Transfer shall be attached, to the Sellers' Agent and to the Purchaser confirming the completion of the Permitted Transfer procedure at least no later than five (5) Business Days prior to the Closing Date; (ii) the relevant Permitted Beneficiary delivers in an Instrument of Adherence in the form set out in Annex 7.5 and agrees in writing to become subject and bound by the Company Shareholders' Agreement to which the Donor is as a party; and (iii) the concerned Donor and the relevant Permitted Beneficiary will act jointly and will be jointly and severally liable (solidairement responsables) towards the other Parties for the purpose of the Agreement and the compliance of the undertakings and obligations hereunder, the relevant Donor remaining personally liable for the performance by the Permitted Beneficiary of the obligations set forth in this Agreement and the Company Shareholders' Agreement to which the Donor is as a party. (c) It is agreed between the Parties that the Permitted Transfer procedure(s) that would be implemented under this Article 7.5 shall not (i) delay the Closing Date or in any way prevent the Closing from taking place on the Closing Date and (ii) have any adverse Tax effect on the Purchaser or the Group Companies; in such a case such adverse Tax consequences on the Purchaser or the Group Companies should be indemnified on a Euro-for-Euro basis by the concerned Donor and Donee(s). 7.6 Cooperation. Each of the Sellers and LR Advisory shall, within the limits of its powers as a shareholder of the Company or as an employee, officer or board member of any Group Company, use its reasonable endeavours to cause the Company and its Subsidiaries to provide customary cooperation reasonably requested by the Purchaser in connection with arranging and syndicating its debt financing under the Debt Financing Commitments, including to (A) make group chief financial officer available for a reasonable number of meetings or telephone calls with Debt Financing Sources and to participate in the review of customary syndication materials, (B) furnish to the Purchaser such customary information requested in connection with the syndication and marketing of such debt financing, and (C) provide at least four (4) Business Days prior to the anticipated Closing all documentation and other information about the Company or any of its Subsidiaries required by applicable “know your customer” and anti-money laundering rules and regulations and antiterrorism financing, to the extent reasonably requested at least ten (10) Business Days prior to the anticipated Closing; provided that (x) nothing herein shall qualify in any manner the Purchaser's obligations to make the Closing Payments and (y) the provisions of Article 7.2 shall apply hereto mutatis mutandis. DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 28 - ARTICLE VIII REPAYMENT AND INDEMNIFICATION OBLIGATIONS 8.1 Indemnification Obligations of the Sellers. (a) Subject to the provisions of Article 8.3, each of the Sellers shall indemnify and hold harmless the Purchaser, from and against any and all Losses which is actually suffered or incurred by the Purchaser or any Group Company, as a result of, arising from or in connection with any breach of any representation or warranty made by such Seller, as set forth in Article 4.1 or Article 4.2 of this Agreement. (b) From and after the Closing, the right to indemnification provided for in this Article 8.1 shall be the exclusive remedy of the Purchaser for any breach of the representations and warranties set forth in Article IV of this Agreement, save in case of wilful misconduct constituting dol or fraud by a Seller. (c) It is specified that any reference to wilful misconduct constituting dol or fraud in this Agreement shall be appreciated individually for each Party and that in no event can a Party be held liable for a wilful misconduct constituting dol or fraud committed by another Party. (d) The Parties hereby agree that any payment made by any Seller under this Article 8.1 shall be deemed to constitute a reduction of the Purchase Price as it relates to the Shares and agree to treat any such payment as such for all Tax, accounting and financial reporting purposes. 8.2 Indemnification Obligations of the Purchaser and the Guarantor. (a) The Purchaser shall indemnify each of the Sellers from and against any and all Losses actually suffered by such Seller as a result of any breach of any representation or warranty of the Purchaser set forth in Article V (other than Article 5.5) of this Agreement. From and after the Closing, the right to indemnification provided for in this Article 8.2(a) shall be the exclusive remedy of each of the Sellers for any breach of the representations and warranties set forth in Article V (other than Article 5.5) of this Agreement, save in case of wilful misconduct constituting dol or fraud. (b) The Guarantor shall indemnify each of the Sellers from and against any and all Losses actually suffered by such Seller as a result of any breach of any representation or warranty of the Guarantor set forth in Article 5.5 of this Agreement. From and after the Closing, the right to indemnification provided for in this Article 8.2(b) shall be the exclusive remedy of each of the Sellers for any breach of the representations and warranties set forth in Article 5.5 of this Agreement, save in case of wilful misconduct constituting dol or fraud. 8.3 Limitations on Liability. (a) The liability of each of the Sellers under Article 8.1, and the liability of the Purchaser under Article 8.2, shall terminate on the date which is nine (9) months after the Closing Date, in each case, unless prior to such date the Purchaser (or, as the case may be, the Sellers' Agent) has notified the Sellers’ Agent (or, as the case may be, the Purchaser) of a claim thereunder and Proceedings in respect of such claim are commenced within three (3) months after the date on which such notice is served. (b) Save in case of wilful misconduct constituting dol or fraud, in the event of a breach or alleged breach of this Agreement by any of the Sellers or the Purchaser, the Purchaser or the Sellers shall not be entitled to rescind this Agreement or to treat this Agreement as terminated but shall only be entitled to claim for indemnification in accordance with this Agreement in respect of such matter. Accordingly, the Purchaser and the Sellers hereby expressly and irrevocably waive any and all rights DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 29 - of rescission they may have in respect of any such matter (howsoever arising or deemed to arise), including under the provisions of articles 1217 and 1221 to 1230 of the French Civil Code (Code Civil). (c) The Purchaser shall, and shall cause its Affiliates and the Group Companies to, take all reasonable steps to mitigate any Loss it may incur, including prosecuting diligently and in good faith any claim against any third party or pursuant to any insurance policies covering the Purchaser or the relevant Group Companies. (d) Without prejudice to the provisions of paragraph (e) below, the amount to be paid by any Seller to the Purchaser at any time under Article 8.1 of this Agreement shall not exceed such Seller's Allocable Fraction of the total amount which could be claimed at such time by the Purchaser against all the Sellers (collectively), as the case may be. Without prejudice to the several and not joint liability of each of the Sellers for its representations and warranties set forth in this Agreement, none of the Sellers shall have any liability for Losses resulting from or arising out of a breach of any representation or warranty set forth in Article 4.2, if at the time the Purchaser brings a claim against such Seller under the terms of this Agreement, the Purchaser does not concurrently therewith or promptly thereafter bring and pursue with reasonable diligence a claim against each of the other Sellers; it being specified that any notice sent to the Sellers’ Agent shall be deemed to be made to all Sellers. (e) The aggregate liability of the Sellers (collectively) under Article 8.1 of this Agreement shall not exceed an amount equal to the Purchase Price and the aggregate liability of each Seller under Article 8.1 of this Agreement shall not exceed an amount equal to the portion of the Purchase Price payable to such Seller. (f) The Sellers shall not be liable to the Purchaser hereunder or otherwise or to any other Person by reason of any facts or matters Disclosed to the Purchaser in this Agreement or the Disclosed Information, and the Disclosed Information shall be deemed Disclosed to the Purchaser for all purposes of this Agreement. ARTICLE IX TERMINATION 9.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time on or prior to the Closing: (a) by the written agreement of the Purchaser and the Sellers' Agent; (b) by the Sellers' Agent pursuant to Article 2.8(a)(i); or (c) by the Purchaser pursuant to Article 2.8(b)(i). 9.2 Effect of Termination. Upon any termination of this Agreement pursuant to Article 9.1 (Termination), all further obligations of the Parties hereunder, other than pursuant to Article 7.3 (Public Announcements), Article 10.1 (Sellers' Agent), Article 10.6 (Costs and Expenses), Article 10.8 (Unforeseeability), Article 10.10 (Express Waivers), Article 10.11 (Notices), Article 10.13 (Entire Agreement), Article 10.14 (No Third Party Rights; Assignment), Article 10.15 (Severability), Article 10.16 (Waivers and Amendments) and Article 10.18 (Governing Law and Submission to Jurisdiction), shall terminate, except that nothing herein shall relieve any Party from liability for any antecedent breach of this Agreement. DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 30 - ARTICLE X MISCELLANEOUS 10.1 Sellers' Agent. (a) Each of the Sellers hereby appoints irrevocably and exclusively Fastco, and expressly authorizes it, in accordance with the provisions of article 1161 of the French Civil Code (Code Civil), to act on behalf and in the name of all or part of the Sellers, as its agent (mandataire) (the "Sellers' Agent") to, in its name and on its behalf: (i) amend the terms of this Agreement, except if the contemplated amendment materially affect negatively the rights of a given Seller more than the others (in which case such amendment shall be approved but such affected Seller (but not the others)); (ii) receive notices under this Agreement (other than any notice given by the Purchaser of any breach or violation, or alleged breach or violation, by a Seller or Sellers of any term of this Agreement); and (iii) sign, date and deliver transfer forms (ordres de mouvement) and reiterative deeds in favor of the Purchaser in respect of its Transferred Securities; (iv) deliver any notices, certifications, consents, approvals or waivers required or appropriate under this Agreement (as determined in the reasonable judgment of the Sellers' Agent); (v) receive and distribute any payments made by the Purchaser under this Agreement; (vi) make any filing required or appropriate under this Agreement (as determined in the reasonable judgment of the Sellers' Agent); (vii) handle, dispute, compromise, settle or otherwise deal with any and all claims or disputes by or against the Purchaser under this Agreement; and (viii) more generally, exercise the rights of the Sellers on their behalf under this Agreement (including the right to terminate this Agreement under Article 9.1). (b) This mandate shall be in the common interest of the Sellers and as a consequence, shall not be revoked by any of them. (c) Any act or decision taken by the Sellers' Agent in accordance with this Agreement shall bind each of the Sellers, provided that such decision applies to each similarly situated Seller on the same basis. (d) References to the "Sellers' Agent" appearing herein shall be deemed to be qualified by the phrase "(on behalf of each of the Sellers)", provided that the Sellers' Agent's so acting as the agent for each of the Sellers shall in no case cause the Sellers' Agent to be deemed to be liable for any obligations of a Seller hereunder or to establish any joint and several liability among the Sellers. (e) The Sellers' Agent shall not bear any liability whatsoever, to either any of the Sellers or to the Purchaser, in its capacity as agent of the Sellers under this Agreement, except in case of wilful misconduct (faute intentionnelle). (f) The Sellers hereby expressly authorize the Sellers' Agent to notify to the Purchaser the Sellers' Expenses it has incurred, as the case may be, and, provided that the concerned Sellers notify to DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 31 - the Sellers' Agent, at the latest six (6) Business Days prior to the Closing Date, the number of Transferred Securities owned through a plan d'épargne en actions, the Deducted Sellers' Expenses. (g) The Sellers' Agent may resign at any time. In the event that Sellers' Agent becomes unable to perform its responsibilities hereunder or resigns from such position, the Sellers (or, if applicable, their respective heirs, legal representatives, successors and assigns) shall promptly select another representative to fill such vacancy and such substituted representative shall be deemed to be the Sellers' Agent for all purposes of this Agreement. Any obligation of the Purchaser to take any action in respect of the Sellers' Agent shall be suspended during any period that the position of the Sellers' Agent is vacant. If the Sellers fail to appoint a Sellers' Agent within thirty (30) days of any vacancy, the Purchaser shall have the right to appoint a replacement Sellers' Agent who will serve as Sellers' Agent until otherwise replaced. 10.2 Non-Compete. During two (2) years from Closing, the Key Individuals (to the extent not already bound towards the Group Companies by a valid non-compete obligation under their employment contract) shall not, and shall procure that their respective Affiliates, shall not, directly or indirectly, make any controlling investment in, be employed (as an employee in a function similar to that they were occupying within the Group Companies, consultant, independent contractor or otherwise) or be granted any mandate by, any company operating a Competing Business in France and Italy. For the purpose of this Article 10.2, “Competing Business” shall mean activities in the building envelope fastener markets. 10.3 Non-Solicitation. During two (2) years from Closing, the Key Individuals shall not, and shall procure that their respective Affiliates, shall not, directly or indirectly: (i) contact for solicitation, solicit, encourage or induce any other Key Individuals to terminate their employment with any of the Group Companies; or (ii) hire any other Key Individuals, save where such person’s employment has been terminated by any Group Company prior to being solicited for employment. 10.4 Further Actions. Subject to the terms and conditions herein provided, each of the Parties shall use its reasonable endeavors to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under all applicable Laws to consummate and make effective the transactions contemplated by this Agreement. 10.5 Records. During the period from the Closing Date through the earlier of (i) sixth (6th) anniversary of the Closing Date and (ii) the applicable statute of limitation, the Purchaser shall not, and shall not permit any Group Company to destroy or otherwise dispose of any books and records existing as of the Closing Date except with the prior written consent of the Sellers' Agent, which consent shall not be unreasonably withheld. The Purchaser shall, and shall cause each of the Group Companies to make available, upon reasonable request, to such Seller and its representatives and agents all such books and records relevant in connection with any Tax audit or other investigation, and permit such Seller and its representatives and agents to examine, in connection with any Tax audit or other investigations concerning such Seller and at such Seller's expense, make extracts from and, at their expense, copy such books and records during normal business hours for any proper purpose relevant to such Tax audit and other investigation by a Governmental Authority. 10.6 Brokers and Finders. (a) The Sellers shall indemnify and shall defend and hold the Purchaser and the Group Companies harmless against and in respect of all claims, losses, liabilities and expenses which may be asserted against the Purchaser (or any Affiliate of the Purchaser) by any broker or other Person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the entering into of this Agreement, or the consummation of the transactions DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 32 - contemplated hereby, by reason of its acting at the request of the Seller or any of its Affiliates (including the Group Companies). (b) The Purchaser shall indemnify and shall defend and hold the Sellers harmless against and in respect of all claims, losses, liabilities, fees, costs and expenses which may be asserted against the Sellers by any broker or other Person who claims to be entitled to an investment banker's, financial advisor's, broker's, finder's or similar fee or commission in respect of the entering into of this Agreement or the consummation of the transactions contemplated hereby, by reason of his acting at the request of the Purchaser or any of its Affiliates (excluding the Group Companies). 10.7 Costs and Expenses. Whether or not the transactions contemplated by this Agreement are consummated, except as may otherwise be expressly provided herein, and/or as otherwise agreed with the Purchaser, the Sellers, on the one hand, and the Purchaser, on the other hand, shall each bear its own expenses incurred in connection with the negotiation, preparation and signing of this Agreement and the consummation of the transactions contemplated herein. 10.8 Unforeseeability. (a) Each Party hereby acknowledges and agrees that the provisions of article 1195 of the French Civil Code (Code Civil) shall not apply to it with respect to its obligations under this Agreement, and hereby expressly and irrevocably waives any rights that it may have under article 1195 of the French Civil Code (Code Civil) and agrees not to make any claim under article 1195 of the French Civil Code (Code Civil) (including as a result of the COVID-19 Event or any fluctuation or change in market conditions). (b) Each Party further acknowledges, after due consideration, that there are no circumstances that cannot be foreseen at the time this Agreement is entered into which could make the performance of its obligations excessively onerous and each Party agrees to bear its own risks in relation thereto. 10.9 Specific Performance. Notwithstanding anything to the contrary in this Agreement, each Party expressly acknowledges and agrees that the other Party may seek specific performance in the event of a breach by either Party of its obligation to purchase the Transferred Securities and pay the Purchase Price, or transfer the Transferred Securities, under this Agreement in accordance with the provisions of article 1221 of the French Civil Code (Code Civil). The Parties further acknowledge and agree that such specific performance would not result in or constitute a manifest disproportion (disproportion manifeste) within the meaning of article 1221 of the French Civil Code (Code Civil). 10.10 Express Waivers. The Parties expressly and irrevocably waives (i) any right they may have under article 1226 of the French Civil Code (Code Civil) to terminate this Agreement, (ii) any right they may have under articles 1186 and 1187 of the French Civil Code (Code Civil) to claim that this Agreement has lapsed as a result of any other contract contributing to the completion of the transactions contemplated hereunder having terminated, lapsed or being ineffective for any reason whatsoever, (iii) to the fullest extent permitted by applicable Law, the benefits of article 1602 of the French Civil Code (Code Civil), and (iv) their right to benefit from the provisions of article 1223 of the French Civil Code and to accept a partial performance of the Agreement in exchange for a proportional discount of the price (unless otherwise provided) and, more generally, the Purchaser waives any right to terminate or rescind this Agreement or any of the transactions contemplated hereby. 10.11 Notices. (a) All notices, demands or other communications given or made under or in connection with the matters contemplated by this Agreement shall only be effective if made in writing in English to the addresses set forth in Annex 10.11 and: DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 33 - (i) sent by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or lettre recommandée avec accuse de réception; (ii) sent by email (which shall contain a scanned copy of the signed notice, demand or other communication) (with a confirmation including a copy of such email to be sent by no later than the next Business Day by an overnight courier service of recognized international standing delivering an acknowledgement of receipt (such as FEDEX or DHL) or lettre recommandée avec accusé de réception); or (iii) delivered by hand delivery against an acknowledgement of receipt dated and signed by the recipient, to the relevant Party at its address and contact details set forth in the Recitals. (b) Any notice, demand or other communication made in accordance with paragraph (a) above shall be deemed to have been duly given or made as follows: (i) if sent by an overnight courier service of recognized international standing or lettre recommandée avec accusé de réception, on the date of the first presentation of the courier; (ii) if sent by email, on the date and time indicated on such email; and (iii) if delivered by hand, on the date indicated on the corresponding acknowledgement of receipt signed by the recipient; provided that if, in accordance with the above provisions, any such notice, demand or other communication is given or made outside of Working Hours, such notice, demand or other communication shall be deemed to be given or made at the start of the next Business Day, except of the context implies otherwise. (c) A Party may notify the other Parties of a change to its name, relevant addressee, address, or electronic address for the purposes of this Article 10.11 in accordance with provisions of this Article 10.11, provided that such notification shall only be effective: (i) on the date specified in the notification as the date on which the change is to take place; or (ii) if no date is specified or the date specified is less than one (1) Business Day after the date on which notice is given, the date which is one (1) Business Day after notice of any such change has been given. 10.12 Professional Advice. Each of the Parties acknowledges and confirms that it was advised by its own lawyers and other professional advisors and, in such connection, has been able to independently assess the scope of its rights and obligations under this Agreement and has had the opportunity to negotiate the terms of this Agreement. Consequently, no lawyer or other advisor shall be deemed to be the sole drafter (rédacteur unique) on behalf of all the Parties and each of the Parties acknowledges and agrees that this Agreement shall not be deemed a contract of adhesion (contrat d'adhésion) within the meaning of article 1110 of the French Civil Code (Code Civil). 10.13 Entire Agreement. This Agreement represents the entire agreement and understanding of the Parties with reference to the transactions set forth herein and no representations or warranties have been made in connection with this Agreement other than those expressly set forth herein. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the Parties relating to the subject matter of this Agreement and all prior drafts of this Agreement. No prior drafts of this Agreement may be used to show the intent of DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 34 - the Parties in connection with this Agreement or shall otherwise be admissible into evidence in any Proceeding or other legal action involving this Agreement. Any matter disclosed in any Annex or Schedule to the Agreement or in the Disclosed Information shall be deemed disclosed for all purposes of this Agreement. The Purchaser acknowledges that certain items to which the Annexes and Schedules refer have been included to provide additional information to the Purchaser, and that such inclusion shall not be deemed to be an acknowledgment by the Sellers that such items are material. 10.14 No Third Party Rights; Assignment. This Agreement shall inure to the benefit of, and be binding upon, the Parties and their respective successors and assigns; provided, however, that none of the Parties shall assign any of its rights or delegate any of its obligations created under this Agreement without the prior written consent of the other Parties. By exception to the preceding sentence, the Purchaser may, upon notice in writing to the Sellers' Agent at the latest ten (10) Business Days prior to the Closing Date, (i) assign the benefit of this Agreement to any of its wholly-owned Affiliates incorporated in the European Union to the extent that the Purchaser remains jointly and severally liable for the obligations hereunder of such Affiliate and such Affiliate is made a direct beneficiary of the Debt Commitment Letter and (ii) assign the benefit of the payment (délégation de paiement) of the payment obligations of the Sellers to the Purchaser under this Agreement to finance providers providing debt financing in relation to the Transaction. Except as expressly provided herein, nothing set forth in this Agreement shall be construed to give any Person other than the Parties any right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. 10.15 Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable. 10.16 Waivers and Amendments. No modification of or amendment to this Agreement shall be valid unless in a writing signed by the Parties referring specifically to this Agreement and stating the Parties' intention to modify or amend the same. Any waiver of any term or condition of this Agreement must be in a writing signed by the Party sought to be charged with such waiver referring specifically to the term or condition to be waived, and no such waiver shall be deemed to constitute the waiver of any other breach of the same or of any other term or condition of this Agreement. 10.17 Transfer Taxes. Any transfer or stamp Taxes (including any droits d'enregistrement) that may become payable as a result of the signing of this Agreement or the transfer of the Transferred Securities pursuant hereto shall be borne by the Purchaser and shall be paid on a timely basis in compliance with all statutory requirements. The Purchaser shall provide the Sellers' Agent with evidence of the payment of any such Taxes or levies promptly upon the written request of the Sellers' Agent. 10.18 Governing Law and Submission to Jurisdiction. This Agreement shall be governed by, and interpreted and enforced in accordance with, the laws of France (without giving effect to the conflicts-of-law principles thereof), and the Parties irrevocably submit to the exclusive jurisdiction of the Commercial Court of Paris (Tribunal de Commerce de Paris) for the purposes of hearing and determining any disputes, controversies or claims arising out of or in connection with the existence, formation, validity, interpretation, performance or termination of this Agreement or any non-contractual rights or obligations arising out of or in connection with this Agreement. 10.19 Electronic Signature. The parties to this Agreement: (a) acknowledge that this Agreement has been signed (i) as an electronic written document (écrit électronique) within the meaning of Article 1366 of the French Civil Code (Code Civil) and (ii) electronically using a reliable identification process that guarantees the link between each signature and DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

- 35 - this letter in accordance with the provisions of Article 1367 of the French Civil Code (Code Civil) (i.e., DocuSign®); (b) expressly acknowledge that this Agreement has the same probative force as a paper written document in accordance with Article 1366 of the French Civil Code (Code Civil) and that it may be validly opposed to such parties; (c) agree to designate Paris (France) as the place of signature of this letter; and (d) acknowledge and accept that this letter shall be effective as from the date first written above. [SIGNATURES ON THE NEXT PAGE] DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

SIMPSON STRONG-TIE EUROPE By: ______________________________ Name: Michael Andersen Title: Gérant SIMPSON MANUFACTURING CO., INC By: ______________________________ Name: Brian Magstadt Title: CFO, duly authorized FASTCO INVESTMENT S.àr.l. By: ______________________________ Name: Hadj Djemai Title: Duly authorized FASTCO FINANCING S.àr.l. By: ______________________________ Name: Hadj Djemai Title: Duly authorized LR LUX SA By: ______________________________ Name: Ronan Lebraut Title: Duly authorized DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558

ADDITIONAL SELLERS IDENTIFIED IN ANNEX 1 By: ______________________________ Name: Ronan Lebraut Title: Duly authorized LR ADVISORY SAS (solely for purposes of Articles 7.1, 7.2 and 7.6) By: ______________________________ Name: Ronan Lebraut Title: President IN THE PRESENCE OF: FIXCO INVEST By: ______________________________ Name: Ronan Lebraut Title: President of LR Advisory, itself President of Fixco Invest DocuSign Envelope ID: E60EED85-CC73-497B-9AB2-4E7133D1B558